Exhibit 99

MAYOR’S JEWELERS, INC. ANNOUNCES
DEPARTURE OF ISAAC ARGUETTY

Business Editors

     SUNRISE, FL — March 1, 2002—Mayor’s Jewelers, Inc. (AMEX: MYR) announced today the departure of its Chairman and Chief Executive Officer, Isaac Arguetty. Mr. Arguetty, a founder of the original Company, Jan Bell Marketing, Inc., in 1983, was Chairman until 1990 and had resumed an active role in the Company in 1994. He successfully led the Company through its transition from a leased department retailer in over 400 Sam’s Clubs, to a luxury jewelry chain after the acquisition of Mayor’s Jewelers in 1998. Mr. Arguetty will remain a director of the Company.

     Mr. Joseph Cicio has agreed to become the Chief Executive Officer of the Company. Mr. Cicio has been a retail consultant to the Company since August, 2001. He has over 35 years’ experience in the retail industry, including service as President for Retail Development for Donna Karan International, Chairman and Chief Executive Officer of I. Magnin and various positions with R. H. Macy & Co.

     Mr. Peter Offermann, an outside director, has been appointed interim Chairman. Mr. Offermann is also the Chairman and Chief Executive Officer of ATC Group Services, Inc., an environmental consulting company, and was Executive Vice President and Chief Financial Officer of TLC Beatrice International Holdings, Inc.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida David Boudreau, 954/846-2707 Investor Relations e-mail: dboudreau@mayors.com Commercial website: www.mayors.com

     This release, written reports and oral statements made from time to time by the Company contain forward-looking statements which can be identified by their use of words like “plans,” “expects,” “believes,” “will,” “anticipates,” “intends,” “projects,” “estimates,” “could,” “would,” “may,” “planned,” “goal,” and other words of similar meaning. All statements that address expectations, possibilities or projections about the future, including without limitation statements about the Company’s strategy for growth, expansion plans, sources or adequacy of capital, expenditures and financial results are forward-looking statements.

     One must carefully consider such statements and understand that many factors could cause actual results to differ from the forward-looking statements, such as inaccurate assumptions and other risks and uncertainties, some known and some unknown. No forward-looking statement is guaranteed and actual results may vary materially. Such statements are made as of the date provided, and the Company assumes no obligation to update or revise any forward-looking statements to reflect future developments or circumstances.

     For further information regarding these and other risks and uncertainties, reference is made to the Company’s filings with the Securities and Exchange Commission, including without limitation Form’s 10-K and 10-Q.